July 26, 2021

Eduard Freydel
[redacted]

Re: Confidential Separation Agreement and General Release

Dear Ed:

As you know, we have discussed your separation from Ciner Resources Corporation, a Delaware corporation (the "Company"), effective as of July 27, 2021 (the "Separation Date"). The Company and each of the Company's parents, whether direct or indirect (including Ciner Enterprises Inc., WE Soda Ltd., KEW Soda Ltd. and Akkan Enerji ve Madencilik Anonim Şirketi), the Company's subsidiaries, whether direct or indirect (including Ciner Resource Partners LLC, Ciner Resources LP and Ciner Wyoming LLC), the Company's affiliates and related companies (including Imperial Natural Resources Trona Mining Inc., Mining Minerals and Chemicals Ltd., Imperial Mining Minerals and Chemicals Trading UK Ltd., Mining Mineral Commodity Trading LLC and Park Holding A.S.) and Mr. Turgay Ciner are referred to in this Agreement collectively as the "Company Group." The Company proposes the following separation agreement (the "Agreement"):

1. Consideration. Subject to your compliance with the terms and conditions of this Agreement, including, without limitation, the general release in Section 4 and the restrictive covenants set forth herein, the Company will provide you with the following payments and benefits:

(a) The Company will pay you the gross amount of $490,585.15, which will be subject to applicable withholdings and other deductions the Company is required by law to make from wage payments and will be paid in a lump sum on the Company's next scheduled pay period that is at least five (5) business days after the Effective Date (as defined below).

(b) The Company will pay for 6 months (180 days) of outplacement services through Right Management, provided that such services commence on or before October 1, 2021.

(c) Taxes. You acknowledge that you are solely and entirely responsible for the payment and discharge of your federal, state, and local taxes, in relation to the payments made by the Company under this Agreement and that no member of the Company Group has provided you with tax advice in relation to this Agreement.

The payments and benefits described in Sections 1(a) through 1(c) above encompass and are in lieu of any and all other payments and benefits that may be owed to you except as expressly stated in this Agreement or as otherwise required by law. You understand and agree that you would not be entitled to receive the payments and benefits described above absent your execution of this Agreement and your fulfillment of the promises it contains, including, without limitation, the general release in Section 4 and the restrictive covenants set forth herein.

2. Vacation. The Company and you acknowledge that you have certain amounts of unused vacation days as of the Separation Date, which will be paid to you (less applicable withholdings and other deductions the Company is required by law to make from wage payments) as part of the lump sum payment set forth in Section 1(a) herein.

3. Employee Benefit Plans. To the extent waivable under law, you hereby waive any rights to continue to be covered under, or participate in, the Company's benefit plans; *provided*, that nothing in this Section 3 will affect your rights to purchase health insurance coverage at your cost pursuant to the Consolidated Omnibus Budget Reconciliation Act, as amended ("COBRA"), and *provided*, further, that nothing in this Section 3 will affect your rights to any vested benefits (if any) under the Company's benefit plans, which will be governed by the terms and conditions of the applicable plans.

4. General Release.

(a) In consideration of the benefits provided under this Agreement, you and your heirs, executors, representatives, administrators, agents and assigns irrevocably and unconditionally fully and completely waive, release and discharge each member of the Company Group, and each of their respective current and former officers, directors, equityholders, managers, members, employees, agents, employee benefit plans and fiduciaries, insurers, attorneys, agents, predecessors, successors and assigns (each a "Released Party" and collectively, the "Released Parties"), collectively, separately, and severally, of and from any and all claims, demands, damages, causes of action, debts, liabilities, controversies, judgments, and suits of every kind and nature whatsoever, known or unknown, which you have had, now have, or may have against the Released Parties (or any of them) from the beginning of time through the date you sign this Agreement, with the exception of any claims that cannot legally be waived by private agreement. Subject to the limitations in the immediately preceding sentence, this general release of claims includes:

(i) all claims arising under any federal, state or local statute or ordinance, constitutional provision, public policy or common law, including all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Pay Act, the Civil Rights Act of 1866, the Civil Rights Act of 1871, Executive Order 11246, the Employee Retirement Income Security Act (excluding any claim for accrued, vested benefits under any employee benefit pension plan of the Company in accordance with the terms and conditions of such plan and applicable law), the Consolidated Omnibus Budget Reconciliation Act, the Americans with Disabilities Act, the Vietnam Era Veteran Readjustment Assistance Act, the Rehabilitation Act, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act, 31 U.S.C. § 3730(h), Genetic Information Nondiscrimination Act ("GINA"), the anti-retaliation provisions of Section 21F of the Securities Exchange Act of 1934, the Fair Labor Standards Act, 29 U.S.C. § 201, *et seq.*, the Equal Pay Act, 29 U.S.C. §201 *et seq.*, the Lilly Ledbetter Fair Pay Act, the Georgia Equal Pay Act, the Georgia Prohibition of Age Discrimination in Employment Act, and the Georgia Equal Employment for People with Disabilities Code, all as amended and includes all rules and regulation issued; all claims arising under laws relating to violation of public policy, retaliation, or interference with legal rights (including, without limitation, retaliation or interference with the right to file or pursue a claim for workers' compensation benefits); and all claims arising under other discrimination or whistleblower laws;

(ii) all claims for compensation of any type whatsoever, including but not limited to claims for wages, bonuses, commissions, incentive compensation, vacation and/or severance;

(iii) all claims arising under tort, contract and/or quasi-contract law, including

but not limited to claims of breach of any express or implied contract, breach of the covenant of good faith and fair dealing, promissory estoppel, tortious interference, personal injury, wrongful or retaliatory discharge, fraud, defamation, slander, libel, invasion of privacy, false imprisonment, negligent or intentional infliction of emotional distress; and

(iv) all claims for monetary or equitable relief, including but not limited to attorneys' fees, back pay, front pay, reinstatement, experts' fees, medical fees or expenses, costs and disbursements.

(b) The general release set forth above includes a release of any claims you may have against any of the Released Parties under the Age Discrimination in Employment Act, as amended (the "ADEA"). You have twenty-one (21) calendar days from the date this Agreement was initially delivered to you to decide whether to sign it (the "Consideration Period"). If you decide to sign this Agreement before the expiration of the Consideration Period, which is solely your choice, you represent that your decision is knowing and voluntary. You further understand and acknowledge that (a) you have carefully read this Agreement in its entirety; (b) you have had an opportunity to consider fully the terms of this Agreement for at least twenty-one (21) calendar days before signing it and that you may use as much of this period as you wish prior to signing it; (c) you have been advised by the Company in writing to consult with an attorney of your choosing in connection with this Agreement; (d) you fully understand the significance of all of the terms and conditions of this Agreement; (e) you have discussed this Agreement with your independent legal counsel, or have had a reasonable opportunity to do so; (f) you have had answered to your satisfaction all questions you have asked with regard to the meaning and significance of each of the provisions of this Agreement; and (g) you assent to all the terms and conditions contained herein. You agree that any discussions regarding the terms and conditions of this Agreement, or any revisions made to this Agreement after it was initially delivered to you were either not material or were requested by you, and do not restart the Consideration Period.

(c) You may revoke this Agreement within seven (7) calendar days after you have signed it. This Agreement will not become effective or enforceable until the eighth (8th) calendar day after you have signed this Agreement without having revoked it (the "Effective Date"). In the event you choose to revoke this Agreement, you must notify the Company in writing addressed to the Company's designated agent for this purpose: Marla Nicholson, Vice President, General Counsel & Secretary, Ciner Resources Corporation, Five Concourse Parkway, Suite 2500, Atlanta, Georgia 30328. Any such revocation must be delivered to the Company at the foregoing address in a manner calculated to ensure receipt prior to 11:59 p.m. on the day prior to the Effective Date.

5. Covenant Not to Sue. Except for an action brought to enforce this Agreement or to challenge the validity of your release of claims under the ADEA, to the fullest extent permitted by law, you agree to refrain from initiating or participating in any proceeding of any kind against any of the Released Parties relating to matters released in this Agreement. If any such proceeding has been initiated by you or on your behalf, you agree to use your best efforts to cause it immediately to be withdrawn and dismissed with prejudice. Nothing in this Agreement prohibits you from filing a charge with or participating in an investigation or proceeding by the United States Equal Employment Opportunity Commission or any other governmental agency. However, you hereby irrevocably and unconditionally waive and relinquish any right to seek or recover any individual relief (including any money damages, reinstatement or other legal or equitable relief) for or on account of any of the claims released in this Agreement through any charge, complaint, lawsuit or other proceeding, whether commenced or maintained by you or by any other Person. For purposes of this Agreement, "Person" means an individual, a company, a corporation, an association, a partnership (whether general or limited), a joint venture, a limited liability company or partnership, an unincorporated trade or business enterprise, a trust, an estate, or a government (national, regional or local) or an agency, instrumentality or official thereof.

6. Representations. You represent and warrant that (a) you have been properly paid for all hours worked and you have received all wages, bonuses, vacation pay and other benefits and compensation due (if any) from the Company; (b) you have returned all Company Group property in your possession or control and you have permanently deleted any Confidential Information (as defined below) stored on any networks, computers or information storage devices that are not owned by any member of the Company Group but within your possession or control; (c) you have suffered no harassment, retaliation, employment discrimination, or work-related injury or illness while employed by the Company; (d) you are not aware of any activity by the Company or any other Released Party that you believe to be unlawful or potentially unlawful; (e) you have filed no claim, charge, suit or other action or proceeding against the Company or any other Released Party; and (f) you have not sold, assigned, transferred, conveyed or otherwise disposed of any of the claims, demands, obligations, or causes of action released in this Agreement.

7. Non-Disclosure of Confidential Information.

(a) You acknowledge that during the course of your employment with the Company, you had access to the Company's Confidential Information. For purposes of this Agreement, "Confidential Information" means all Trade Secrets and information, regardless of form, relating to the businesses of each member of the Company Group (regardless of whether the data or information constitutes a Trade Secret), that was disclosed to you or of which you became aware of as a consequence of your relationship with any member of the Company Group, that has value to any member of the Company Group, and is not generally known to the competitors of any member of the Company Group. "Trade Secrets" shall have the same meaning as provided in O.C.G.A. §§ 10-1-760, et seq. The Company's Confidential Information specifically includes all confidential and proprietary information of each member of the Company Group, and their respective lists of actual or prospective customers, details of customer contracts, current or anticipated customer requirements, pricing policies, price lists, sales, profits, sales margins, market studies, business plans, licensing strategies, advertising campaigns, operational methods, marketing strategies, product development techniques, computer software programs (including object code and source code), research and development, financial information, legal information, compensation data and other non-public personnel information including but not limited to sensitive information regarding employees such as health and social security information, any inventions, innovations, processes, techniques, works of authorship, developments, derivations, contributions, supplements, enhancements, copyrights, patents, trademarks, trade dress, service mark, and any other intellectual property right and modifications as well as any copies, adaptations, documentation, algorithms, notes, or records thereof, including, but not limited to, computer programs, including both source and object versions thereof, and attendant specifications and source code listings, authored, made, developed, or conceived of and reduced to practice by or under the direction of any member of the Company Group, during your employment with the Company and is not generally known to the public.

(b) You shall forthwith and no later than August 10, 2021, deliver to the Company all copies of the Confidential Information and all other property of each member of the Company Group, and not retain any Confidential Information of any member of the Company Group, in your possession or under your control, and you shall delete permanently all Confidential Information you have stored or that is accessible in electronic form.

(c) Except as required by law or in response to a lawfully issued subpoena or court order (in which case you agree to promptly notify the Company in advance in writing of any requested disclosure unless prohibited by law), you agree to hold in confidence all Confidential Information and to not, either directly or indirectly, use or disclose any Confidential Information to any Person without the prior written consent of the Company. Your obligations as set forth in this Section 7 are in addition to and not in lieu of any other obligations you may have to protect Confidential Information (including, but not

limited to, obligations arising under the Company's policies, ethical rules, and applicable law), and such obligations will continue for so long as the information in question continues to constitute Confidential Information.

(d) You shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret: (1) that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (2) that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, (3) and if you file a lawsuit for retaliation by an employer for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order.

8. Confidentiality. To the fullest extent permitted by law, you agree that the existence and the terms of this Agreement are and shall be deemed to be fully confidential. You agree that you will not disclose any of the terms of this Agreement to any Person; except you are free to review and discuss this Agreement with your spouse, your accountant, your attorney, and tax advisor and to notify prospective and subsequent employers of the restrictive covenants provided in this Agreement in accordance with Section 20 hereof, each of whom must be informed by you of the confidentiality provisions of this Agreement. You are responsible for ensuring that all of the individuals to whom you have disclosed or will disclose the existence or terms of this Agreement abide by the confidentiality provisions contained herein.

9. Non-Disparagement. To the fullest extent permitted by law, you and anyone to whom you disclose the existing or any terms of the conditions of this Agreement, or the facts or circumstances of your employment with the Company and/or your separation therefrom, agree not to engage in any conduct that is injurious to the reputation or interests of any member of the Company Group, or any of their respective officers, directors, representatives, employees or agents, including not to make, publish or communicate to any Person or in any public forum (including social media) at any time any defamatory or disparaging remarks, comments, or statements concerning any member of the Company Group, their respective products or any of their respective officers, directors, representatives, employees, or agents. For purposes of this Agreement, the term "disparage" includes without limitation making any comments, written or oral, or statements to the press or other media or social media regarding any member of the Company Group, any director, officer, representative, employee or agent of any member of the Company Group, any Person with whom any member of the Company Group has a business relationship or any other third party which could adversely affect in any manner (a) the conduct of the business of any member of the Company Group or the business reputation of any member of the Company Group, any director, officer, representative, employee or agent thereof, or (b) the personal or professional reputation of any director, officer, representative, employee or agent of any member of the Company Group.

10. Restrictive Covenants.

(a) Non-Solicitation. You agree that for two (2) years after the Separation Date, you will not directly (or by assisting others) solicit, hire away, induce to leave employment with any member of the Company Group, or attempt to do so, any employee of any member of the Company Group with whom you worked in the past year.

(b) You agree not to use any of the Company's Confidential Information to directly or indirectly, engage in any of the activities prohibited by Section 10.

(c) You acknowledge that the compensation, specialized training, and the Confidential Information provided to you during your employment and good and valuable consideration provided as part

of this Agreement, which you hereby acknowledge, gives rise to the Company's interest in you agreeing to the restrictions stated in this Section 10, that they are designed to enforce such consideration and that any limitations as to time, geographic scope and scope of activity to be restrained as defined herein are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company Group.

11. Injunctive Relief. You acknowledge that any breach of your obligations under Sections 7 through 10 of this Agreement would cause irreparable harm to the Company Group, the exact amount of which would be difficult to determine, and that the remedies at law for any such breach would be inadequate. Accordingly, you agree that, in addition to any other remedy that may be available to the Company, the Company shall be entitled to specific performance and injunctive relief, without posting bond or other security, to enforce or prevent any violation of such provisions. In any action for injunctive relief, the prevailing party will be entitled to collect reasonable attorneys' fees and other reasonable costs from the non-prevailing party.

12. Cooperation. To the fullest extent permitted by law, you agree to cooperate with the Company and be reasonably available to the Company with respect to continuing and/or future matters related to your employment period with the Company and/or its subsidiaries (including Ciner Resources LP and Ciner Wyoming LLC), including, without limitation, appearing at the Company's request to give truthful testimony without requiring service of a subpoena or other legal process.

13. No Admission of Liability. Each member of the Company Group and their respective directors, officers, representatives, employees and agents expressly deny that they have any liability to you, and this Agreement is not to be construed as an admission of any such liability.

14. Assignment. You may not assign this Agreement or any part hereof, and any purported assignment by you shall be null and void from the initial date of purported assignment. This Agreement shall be assignable by the Company and inure to the benefit of the Company and its successors and assigns.

15. Entire Agreement; Modification. This Agreement constitutes a single integrated contract expressing the entire agreement of the parties, and supersedes and replaces any and all other agreements, written or oral, express or implied, between you and the Company concerning the subject matter of this Agreement; provided, however, that this Agreement will not impact any vested benefits which will be governed by the applicable plans. No provision of this Agreement may be amended, changed, altered, or modified except in writing signed by you and a duly authorized representative of the Company.

16. Severability. Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be unenforceable, overbroad, or invalid for any reason, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby and the invalid, overbroad or unenforceable part, term or provision shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law, and if not possible, shall be deemed not to be a part of this Agreement.

17. Permitted Disclosures. Notwithstanding any other provision of this Agreement, you are not prohibited from reporting possible violations of federal or state law or regulation to any governmental agency or entity, or making other disclosures that are protected under federal or state law or regulation.

18. Governing Law. This Agreement and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to or arising out of this Agreement, directly or indirectly, shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with the laws of the State of Georgia, irrespective of its choice or conflict of law rules.

Any action or proceeding be any of the parties to this Agreement to enforce this Agreement shall be brought in any state or federal court located in the state of Georgia, county of Fulton. The parties to this Agreement hereby irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to maintenance of any action or proceeding in such venue.

19. Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one document. Delivery of an executed counterpart of this Agreement by facsimile, email in portable document format (".pdf") or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, has the same effect as delivery of an executed original of this Agreement.

20. Notice of Post-Termination Disclosure Obligations. After the Separation Date, you agree to notify any prospective or subsequent employer of any applicable restrictive covenants contained in this Agreement. You agree that the Company is authorized to provide a copy of such restrictive covenants to third parties, including any prospective or subsequent employer of you.

21. Notice. All notices under this Agreement must be given in writing and delivered by email transmission, reputable courier service, or registered or certified mail, at the addresses indicated below (or any other updated address of a party that has been disclosed in writing to the other party). Notice delivered by a reputable courier service, registered or certified mail shall be effective upon receipt by the recipient and notice delivered by email shall be effective upon confirmation of transmission.

If to the Company:

Ciner Resources Corporation
Five Concourse Parkway
Suite 2500
Atlanta, Georgia 30328
Attention: Oguz Erkan, President
Email: oerkan@ciner.us.com

With a copy to:

Ciner Resources Corporation
Five Concourse Parkway
Suite 2500
Atlanta, Georgia 30328
Attention: Marla Nicholson, Vice President, General Counsel and Secretary
Email: mnicholson@ciner.us.com

If to Eduard Freydel:

[redacted]

Email: [redacted].

22. Acknowledgement and Full Understanding. You acknowledge and agree that you have fully read, understand and voluntarily enter into this Agreement. You acknowledge and agree that you have had an opportunity to ask questions and consult with an attorney of your choice prior to signing this Agreement. You further acknowledge that your signature below is an agreement to release the Released

Parties from any and all claims that can be released hereunder as a matter of law.

If you wish to accept the Company's offer to enter into this Agreement, please sign and date the enclosed duplicate original of this Agreement and return it to me. This offer, if not accepted, will expire at the close of business on the date that is twenty-one (21) calendar days after the date that you received this Agreement, unless an exception is granted by the Company.

Sincerely,

CINER RESOURCES CORPORATION

By: ______________________________
Marla Nicholson
Vice President, General Counsel & Secretary

ACCEPTED AND AGREED:

____
Eduard Freydel

7/27/21
Date